EXHIBIT 5.1

[Walgreen Co. Letterhead]

Walgreen Co.

108 Wilmot Road

Deerfield, Illinois 60015

February 6, 2013

Ladies and Gentlemen:

A Registration Statement on Form S-8 (the “Registration Statement”) is being filed on or about the date of this letter with the Securities and Exchange Commission (the “Commission”) to register shares of Common Stock, par value $.078125 per share (the “Shares”), of Walgreen Co., an Illinois corporation (the “Company”) subject to issuance from time to time in connection with awards granted under the 2013 Walgreen Co. Omnibus Incentive Plan (together with the applicable forms of grant agreement, collectively, the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

I have acted as counsel to the Company in connection with the Registration Statement. In rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the corporate records of the Company, including its Amended and Restated Articles of Incorporation, Amended and Restated By-Laws, minutes of directors’ and shareholders’ meetings, and such other documents (including the Plan) which I have deemed relevant or necessary as the basis for the opinion as hereinafter set forth. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing, it is my opinion that the Shares that will be originally issued under the Plan, when issued pursuant to, and in accordance with, the Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Business Corporation Act of the State of Illinois (including the statutory provisions, applicable provisions of the Illinois Constitution and reported judicial decisions interpreting the foregoing), and I express no opinion with respect to any other laws. This opinion is rendered as of the date above and I disclaim any obligation to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein.

I consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. I do not, in giving such consent, admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thomas J. Sabatino, Jr.
Thomas J. Sabatino, Jr. Executive Vice President, General Counsel and Corporate Secretary